UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 27, 2011

ORBITZ WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455
(Commission File Number)	(I.R.S. Employer Identification No.)
500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

(312) 894-5000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 27, 2011, Orbitz Worldwide, Inc. (the “Company”) and Travelport Limited, the Company’s largest shareholder (“Travelport”) entered into a letter agreement (the “Letter Agreement”).  Under the Letter Agreement, the Company has agreed to a one-time payment to Travelport, on February 1, 2012, of $3 million related to fees associated with a recent amendment to the Travelport credit facility under which Travelport issues letters of credit on behalf of the Company. This payment is subject to a pro rata refund obligation through September 30, 2013 if Travelport is no longer obligated to provide letters of credit on behalf of the Company or if the Company obtains its own letter of credit facility.  A condition precedent to the effectiveness of the Letter Agreement is the Company's receipt of $975,000 in funds previously withheld by Travelport from other payments due to the Company, related to fees for technology services performed by Travelport for one of the Company's corporate travel customers.  The Company has agreed to pay Travelport these technology development fees of $975,000 no later than February 1, 2012.  Travelport has agreed to pay the Company, no later than December 29, 2011, segment incentive payments for segments generated by Company in November 2011 pursuant to the Subscriber Services Agreement, dated as of July 23, 2007, between Travelport, LP, Travelport Global Distribution System B.V. and Orbitz Worldwide, LLC, a wholly owned subsidiary of the Company (previously filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K/A filed on February 27, 2008).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.

Dated:	December 30, 2011	By:	/s/ Russell Hammer
			Name:	Russell Hammer
			Title:	Senior Vice President and Chief Financial Officer